        EXECUTION VERSION
This RECEIVABLES PURCHASE AGREEMENT (as the same now or hereafter exists, this “Agreement”), dated as of July 3, 2024, among HAYWARD INDUSTRIES, INC., a New Jersey corporation (together with its successors and permitted assigns, the “Seller”), and WELLS FARGO BANK, N.A., a national banking association (together with its successors and assigns, “Wells”).
Seller from time to time wishes to sell certain of their Receivables to Wells, and Wells, at its sole discretion, may, from time to time, purchase such Receivables upon the terms set forth in this Agreement.
Accordingly, the parties agree as follows:
Section 1.Definitions. The following terms have the respective meanings indicated below:
“Acceptance” has the meaning set forth in Section 2.1.
“Account Debtor” means each Person that is a buyer of goods and/or services from Seller listed on Exhibit A and each Person that may be added as an “Account Debtor” from time to time by an Exhibit Update.
“Account Debtor Notice” means a notice substantially in the form of Exhibit B from Seller to an Account Debtor.
“Activation Notice” has the meaning set forth in Section 6.2(b).
“Adjusted Net Invoice Amount” means, as to any Purchased Receivable, the Net Invoice Amount multiplied by the Applicable Percentage.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations, or ordinances in any jurisdiction in which Seller is located or doing business.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which Seller is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Percentage” means, with respect to Purchased Receivables of each Account Debtor, the percentage listed on Exhibit A as the “Applicable Percentage” for such Account Debtor.

“Applicable Rate” means, for any Purchased Receivable, initially Term SOFR for the Term SOFR Tenor applicable to the Discount Period for such Purchased Receivable, as set forth in the definition of “Term SOFR”, and, from and after a Benchmark Transition Event and its related Benchmark Replacement Date, the then-current Benchmark at the Purchase Date of such Purchased Receivable for the tenor applicable to the Discount Period for such Purchased Receivable.
“Applicable Spread” means, with respect to Purchased Receivables of each Account Debtor, the rate per annum listed on Exhibit A as the “Applicable Spread” for such Account Debtor.
“Asset Confirmation” means the Posting of a confirmation and approval for purchase on the Platform (or any similar submission protocol established by the Platform Manager under the Platform from time to time).
“Asset Submission” means the Posting or delivery to Wells of an “EDI 810” file (or any similar submission protocol established by the Platform Manager under the Platform from time to time).
“Benchmark” means, initially, the Term SOFR Reference Rate for the applicable tenor; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.9.
“Benchmark Replacement” means the sum of: (i) the alternate reference rate that has been selected by Wells, in consultation with Seller, as the replacement for the then-current Benchmark, giving due consideration to the following: (A) any selection or recommendation by the Relevant Governmental Body at such time for a replacement reference rate; the mechanism for determining such a rate; or the methodology or conventions applicable to such alternate reference rate; or (B) any evolving or then-prevailing market convention for determining an alternate reference rate as a replacement to the then-current Benchmark or the methodology or conventions applicable to such rate, for U.S. dollar-denominated syndicated or bilateral credit facilities and (ii) the related Benchmark Replacement Adjustment; provided, however, that during any period of time that the Benchmark Replacement as determined as provided above would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any Discount Period for the corresponding Purchased Receivable, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Wells, in consultation with Seller, giving due consideration to (a) any selection or recommendation by the Relevant Governmental Body at such time of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement or (b) any evolving or then-

prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein;
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which each tenor of such Benchmark (or the published component used in the calculation thereof) that would permit the determination of such Benchmark for usage as set forth herein has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if tenors sufficient to be utilized for any interpolation prescribed in the definition of such Benchmark (or such component thereof) continue to be provided on such date.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component)

or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein; or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that no tenor of such Benchmark that would permit the determination of such Benchmark for usage as set forth herein is, or as of a specified future date will be, representative.
“Benchmark Transition Start Date” means, with respect to a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Buffer Period” means, with respect to Purchased Receivables of each Account Debtor, the number of days listed on Exhibit A as the “Buffer Period” for such Account Debtor, as such period may be adjusted by Wells for future purchases, by written notice to Seller from time to time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Change of Control” means, with respect to a Person, any of the following: (a) the sale, lease or transfer of all or substantially all of the assets of such Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended); (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) such Person; or (c) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, including any such group for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders, and (iii) any group directly or indirectly controlled by one or more Permitted Holders of more than the greater of (x) 40% of the total voting power of all of the outstanding voting stock of Parent and (y) the percentage of the total voting power of all of the outstanding voting stock of Parent beneficially owned, directly or indirectly, by the Permitted Holders or (d) Seller ceasing to be a direct or indirect wholly owned subsidiary of Parent; provided that (i) a “Change of Control” shall not be deemed to have occurred with respect to clause (c) above if the Permitted Holders have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors or similar governing body of Parent, and (y) the creation of a Parent Company shall not in and of itself be a “Change of Control” so long as at the time such Person became a Parent Company, (1) there is no change in the direct or indirect beneficial ownership of the total voting power of all of the outstanding voting stock of Parent by the Permitted Holders or (2) no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), including any such group for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) (other than one or more Permitted Holders or any group directly or indirectly controlled by one or more Permitted Holders), shall have beneficial ownership (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 40% or more, in the case of clause (c) above, of the total voting power of all the outstanding voting stock of Parent.
“Closing Date” means July 3, 2024.
“Collection Account” means account number 381032818772 in the name of Seller at Bank of America, N.A., ABA Number 026009593, ACH Routing Number 021200339 (Reference: Hayward Industries, Inc.).
“Collection Account Collateral” means, collectively, (a) the Collection Account, and (b) all checks, drafts, instruments, cash, and other items at any time received for deposit into a Collection Account, wire transfers of funds, automated clearing house entries, credits from merchant card transactions and other electronic funds transfers or other funds deposited into, credited to, or held for deposit into or credit to, the Collection Account.
“Collections” means all cash collections, including wire transfers, ACH credits, SWIFT transfers and other cash proceeds, received in connection with any Receivable (including any Related Assets) and deposited in the Collection Account.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative, or operational changes (including, without limitation, changes to the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Term SOFR Tenor”, timing and frequency of determining rates, the applicability and length of lookback periods and other technical, administrative, or operational matters) that Wells decides, in consultation with Seller, may be appropriate to reflect the adoption and implementation of any such Benchmark Replacement or to permit the use and administration of Term SOFR or a Benchmark Replacement by Wells in a manner substantially consistent with market practice (or, if Wells decides that adoption of any portion of such market practice is not administratively feasible or if Wells determines, in consultation with Seller, that no market practice for the administration of any such rate exists, in such other manner of administration as Wells decides, in consultation with Seller, is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Contract” means an agreement between Seller and an Account Debtor, or an invoice sent by Seller, pursuant to which a Receivable shall arise, or which otherwise evidences a Receivable.
“Control Agreement” means, with respect to the Collection Account, a deposit account control agreement, in form and substance reasonably satisfactory to Wells, by and between Wells, Seller and the applicable depositary institution, as the same now or hereafter exists.
“Credit Agreement” means, collectively, (a) First Lien Credit Agreement, dated as of August 4, 2017, by and among Seller, Parent, the other obligors from time to time party thereto, the financial institutions from time to time party thereto as lenders and Bank of America, N.A., in its capacity as agent for such lenders together with any successor or replacement agent (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), and (b) ABL Credit Agreement, dated as of August 4, 2017, by and among Seller, Parent, the other obligors from time to time party thereto, the financial institutions from time to time party thereto as lenders and Bank of America, N.A., in its capacity as agent for such lenders together with any successor or replacement agent (as amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”).
“Deferred Payment” means, as to any Purchased Receivable purchased on any Purchase Date, the portion of the Purchase Price equal to such Purchase Price less the Initial Payment, all as calculated on the Platform and Posted with each Offer (as such Deferred Payment may be reduced from time to time as a result of Wells exercising its right of setoff pursuant to Section 3.1).
“Discount” means, for any Purchased Receivable determined as of its related Purchase Date, an amount (expressed in U.S. Dollars) equal to (a) the product of (i) the Discount Rate with respect to the applicable Account Debtor and (ii) the Adjusted Net Invoice Amount, multiplied by (b) the quotient of (i) the Discount Period, and (ii) 360.
“Discount Period” means, with respect to any Receivable (a) the number of days between the Purchase Date (counting such day for the purposes of this determination) and the Due Date of such Receivable as set forth in the Offer; plus (b) the Buffer Period.
“Discount Rate” means, as to any Receivable, the sum of the then per annum Applicable Rate plus the Applicable Spread.
“Dispute” means, with respect to any Receivable, any dispute, discount, deduction, offset, defense, claim, reduction, credit, rebate, allowance or adjustment of any kind or in any respect, regardless of merit, arising out of or in connection with such Receivable or any other transaction related thereto, or otherwise asserted or taken by the Account Debtor of such Receivable.

“Due Date” means, with respect to any Receivable, the date set forth in the Offer for such Receivable, which is the date on which payment in full is due pursuant to any applicable Contract that evidences such Receivable.
“Eligible Receivable” means a Receivable payable and owing by an Account Debtor that, as of the applicable Purchase Date of such Receivable, satisfies all of the following requirements:
(a)(i) such Receivable is evidenced by an invoice or other documentation that has not been rejected by such Account Debtor and which by its terms is due and payable on its Due Date, and (ii) the Due Date of such Receivable is no later than the Maximum Days from the Purchase Date of such Receivable;
(b)Seller has good and marketable title to such Receivable free and clear of any Lien (other than a Lien in favor of Wells);
(c)upon such purchase by Wells, Wells has acquired valid ownership of such Purchased Receivable senior and prior to all other Persons;
(d)such Receivable constitutes a bona fide, unconditional, legal, valid, and binding payment obligation of such Account Debtor, and of each “Additional Obligor” of such Account Debtor set forth on Exhibit A-1, enforceable against such Account Debtor and each such Additional Obligor in accordance with its terms; the Account Debtor of such Receivable and each Additional Obligor of such Account Debtor set forth on Exhibit A-1 are jointly and severally liable for payment of such Receivable;
(e)Seller has delivered to such Account Debtor all property or performed all services required to be so delivered or performed giving rise to such Receivable, such Account Debtor has not rejected any of such property or services and the payments due with respect to such Receivable are not contingent upon Seller’s fulfillment of any further obligation;
(f)neither a Seller nor such Account Debtor is in default in the performance of any of the provisions of any Contract applicable to such Receivable, nor is any Dispute or any other claim continuing in connection with any such Contract other than a Dispute consisting of (i) a discount or adjustment with respect to such Receivable disclosed in writing to Wells as of such Purchase Date or (ii) a discount or adjustment granted by Seller in the ordinary course of business with respect to any other Receivable of such Account Debtor;
(g)each Contract relating to such Receivable, and each guaranty of such Receivable by any Additional Obligor of the Account Debtor thereof as set forth on Exhibit A-1, is legal, valid, and in full force and effect; all right, title and interest in and to the Receivable is freely transferable to Wells by assignment; such Account Debtor has completed all inspection and approvals for which it is entitled and accepted all property or services performed relating to such Receivable;

(h)no Repurchase Event exists on such Purchase Date with respect to such Receivable;
(i)such Receivable is not past its Due Date;
(j)other than Dispute consisting of a discount or adjustment granted by Seller in the ordinary course of business with respect to any other Receivable of such Account Debtor, no Dispute or Repurchase Event exists on such Purchase Date with respect to any Purchased Receivables of such Account Debtor previously purchased hereunder (unless a Dispute or repurchase by Seller of such Purchased Receivables is being effectuated simultaneously with the purchase of such Receivable);
(k)all information with respect to such Receivable provided by Seller, including the information Posted and included in each Offer, is true and correct in all respects;
(l)Wells has received true and correct copies of all documentation required or requested with respect to such Receivable;
(m)[reserved];
(n)such Receivable and any related Contract under which it arises comply with the requirements of all applicable laws, rules, regulations, or orders of any governmental authority and do not contravene any agreement binding upon Seller;
(o)the obligations of such Account Debtor in respect of such Receivable have not been prepaid in whole or in part and are not subject to a deposit, and no credits are available that may be applied to such Receivable by such Account Debtor;
(p)such Receivable (a) does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery, or any other return basis, (b) does not relate to payments of interest, and (c) has not been invoiced more than once;
(q)such Receivable is not evidenced by or arising under any lease;
(r)such Receivable is not due from (A) a Person that is a subsidiary or other Affiliate of Seller or (B) any Person or group of Persons that owns or controls, by election of directors, appointment of managers, management contract, or otherwise, more than 10% of the voting power to select Seller’s directors or senior management or to set Seller’s management policies;
(s)such Receivable is denominated in U.S. Dollars;
(t)no further action, including any filing or recording of any document or any notice to, license from or approval from any governmental authority is, to the best of Seller’s knowledge, necessary in order to establish the ownership interest of Wells effected by the sale of such Receivable pursuant to this Agreement or to permit Wells to service, enforce, or otherwise collect such Receivable from the related Account Debtor;
(u)as of the related Purchase Date, immediately prior to the sale of such Receivable hereunder, the Seller has not sold, assigned, pledged, or otherwise transferred any other outstanding Receivable owing by the related Account Debtor to any other Person; and
(v)as of the related Purchase Date, no Insolvency Event has occurred with respect to the related Account Debtor.
“Exhibit Update” means an exhibit update agreement executed by Seller and Wells from time to time in substantially the form of Exhibit C (as such Exhibit may from time to time be updated by Wells to require the delivery of additional, related documentary conditions in connection with the effectiveness thereof).
“Final Collection Date” means the date following the termination of this Agreement on which Wells has received (i) all Collections owing on the Purchased Receivables and (ii) all payments, if any, required to be paid by Seller under this Agreement or any other Transaction Document, including with respect to Repurchase Events and Indemnified Amounts.
“Floor” means a per annum rate of zero percent (0%).
“GAAP” means, as of any date, generally accepted accounting principles of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, and, when used with respect to Seller, means such principles as applied by Seller in the preparation of the financial statements of Seller and its consolidated subsidiaries applied on a consistent basis.
“Holdings” means Hayward Holdings, Inc., a Delaware corporation.
“Indemnified Amounts” shall have the meaning set forth in Section 8.1.
“Indemnified Party” shall have the meaning set forth in Section 8.1.
“Initial Payment” means, as to any Purchased Receivable purchased on any Purchase Date, the portion of the Purchase Price equal to (i) the Adjusted Net Invoice Amount minus (ii) the Discount, all as calculated on the Platform and Posted with each Offer.
“Insolvency Event” means, with respect to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal, State or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings, (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets, (c) any assignment for the benefit of creditors, or (d) such Person shall take any action to authorize any of the actions set forth clauses (a), (b) or (c) in this definition.

“Investors” means (a) the Sponsors and (b) any other Person that has made, or will be making, a cash equity investment directly or indirectly in any Parent Company after June 1, 2021, so long as in the case of this clause (b), (i) no such Person’s direct or indirect beneficial ownership of Parent is greater than the Sponsors’ direct or indirect beneficial ownership of Parent, and (ii) the aggregate direct or indirect beneficial ownership of Parent by such Persons does not exceed 40% of the aggregate direct or indirect beneficial ownership of Parent of all Investors collectively, in each case, other than any Person who is a lender under the ABL Credit Agreement on August 4, 2017 or June 1, 2021 (and such Person shall not be deemed to be an Affiliate of an Investor).
“Lien” means any lien, charge, deed of trust, mortgage, security interest (including, with respect to Receivables, any ownership interest), tax lien, pledge, hypothecation, assignment, preference, priority, claim, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever by or with any Person (including any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.
“Material Adverse Change” means (a) a material adverse change in (i) the ongoing relationship between Seller and an Account Debtor under the applicable Contract or otherwise, or (ii) the ability (whether financial, legal, or otherwise) of Parent or Seller to comply with and fulfill its obligations under any of the Transaction Documents, (b) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Wells under any of the Transaction Documents, or (c) the occurrence of a Change of Control of Parent or Seller.
“Maximum Days” means, with respect to any Receivable due from an Account Debtor, the number of days designated as the “Maximum Days” for such Account Debtor as set forth on Exhibit A, as such number of days may be adjusted by Wells for future purchases, by written notice to Seller from time to time.
“Net Invoice Amount” means, as to any Receivable (or any portion thereof), an amount that is payable by Account Debtor of such Receivable on the Due Date thereof and equal to the face value payable by such Account Debtor of the applicable invoice related to such Receivable (or such portion thereof) net of any dilutions, discounts, credits, or other allowances shown on such invoice and agreed to prior to the applicable Purchase Date.
“Non-Payment Report” shall have the meaning set forth in Section 6.2(g).
“Offer” means a Post by a Seller comprised of (i) an Asset Submission of proposed Receivables on the Platform, and (ii) a related Asset Confirmation thereof.
“Offline Period” has the meaning set forth in Section 2.1.
“Outstanding Purchase Price” means, at any date of determination with respect to all Purchased Receivables or any specified individual or group of Purchased Receivables, an amount equal to the aggregate amount of the Purchase Prices paid by Wells with respect to such Purchased Receivables minus the aggregate amount of all Collections with respect to such Purchased Receivables deposited in the Wells Payment Account.

“Overdue Payment Rate” means 3% per annum over and above the highest Discount Rate for any Purchased Receivable outstanding at such time.
“Parent” means Hayward Intermediate, Inc., a Delaware corporation, together with its successors and assigns.
“Parent Company” means Parent and any other Person of which the Seller is an indirect wholly-owned subsidiary.
“Performance Guarantor” means Parent.
“Performance Undertaking” means the Performance Undertaking, dated as of the date of this Agreement and executed and delivered by Parent in favor of Wells, (as the same now or hereafter exists).
“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.
“Person” or “person” means any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.
“Platform” means, collectively, the website used by the Platform Manager, the related software, or any electronic data interchange utilized by Wells and Seller to conduct the purchase and sale of Receivables under this Agreement, including the submission of Offers by Seller and the notification of settlements and Receivables tracking.
“Platform Manager” means Wells Fargo Bank, N.A., or its designee, in its capacity as provider and manager of the Platform.
“Post”, “Posting”, or “Posted” means the input and submission of data, a directive, a system response, or any other intended electronic communication on the Platform by Seller or Wells (provided certain Postings occur as an automated process on the Platform).
“Purchase Date” means, as to any Receivable, the date Wells remits the Initial Payment for such Receivable.
“Purchase Limit” means (i) with respect to any Account Debtor, the amount listed on Exhibit A, and (ii) with respect to all Purchased Receivables, $125,000,000.
“Purchase Price” means, as to any Purchased Receivable purchased on any Purchase Date the Net Invoice Amount of such Purchased Receivable minus the Discount for such Purchased Receivable, all as calculated on the Platform and Posted with each Offer.

“Purchase Request” has the meaning set forth in Section 2.1.
“Purchased Receivable” means any Receivable that is purchased by Wells hereunder.
“Receivables” means all accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are defined in the UCC), all tax refunds and proceeds of insurance, and all other forms of payment obligations owing to Seller by an Account Debtor, whether now existing or hereafter created, in each case, that represent obligations of an Account Debtor arising out of Seller’s sale and delivery of goods or services, together with all Related Assets, and with respect to each of the foregoing, all proceeds thereof.
“Reconciliation Date” means, from any date, the date that is ten (10) Business Days thereafter.
“Reconciliation Report” has the meaning set forth in Section 6.2(f).
“Records” means all of Seller’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, sales orders, credit memos, ledger cards, bills of lading, and other shipping evidence, statements, correspondence, memoranda, credit files, and other data relating to the Receivables, including any Related Assets, or any Account Debtor, together with the storage devices (including electronic data and information) in or on which the foregoing are stored (including any rights of Seller with respect to the foregoing maintained with or by any other Person).
“Related Assets” means, with respect to any Receivable:
(i) all of the Seller’s interest in any goods (including returned goods) and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;
(ii) all rights to enforce payment of such Receivable under the related Contract;
(iii) all instruments and chattel paper that may evidence such Receivable;
(iv) all guaranties, insurance, and other agreements or arrangements of whatever character from time to time supporting payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;
(v) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements describing any collateral securing such Receivable; and (vi) all books, records, and other information (including computer programs, tapes, discs, punch cards, data processing software, and related property and rights) relating to such Receivable and the related Account Debtor.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.
“Repurchase Event” means, as to any Purchased Receivable, the occurrence of any of the following (a) such Purchased Receivable was not an Eligible Receivable at the time of purchase by Wells hereunder; (b) the Seller fails to perform or observe any other term, covenant, or agreement with respect to such Purchased Receivable set forth in any Transaction Document or any related Contract; (c) Seller or, to the extent Seller is Servicer, Servicer instructs the related Account Debtor to pay any amount with respect to such Purchased Receivable to any account or other location other than the applicable Collection Account or the Wells Payment Account; (d) the amount of such Purchased Receivable (in whole or in part) is reduced, delayed or otherwise adjusted on account of any defective, damaged, rejected, returned, repossessed or foreclosed goods or services, any discount or allowance granted or taken after purchase of the Purchased Receivable by Wells, (e) Wells is unable to verify the balance of such Purchased Receivable or the face amount of such Purchased Receivable is less than the Net Invoice Amount set forth in the Offer for such Purchased Receivable, (f) Seller fails to provide Wells, promptly upon written request by Wells to Seller therefor, copies of all Contracts with respect to such Purchased Receivable, (g) [reserved] or (h) a Dispute arises or is asserted with respect to such Purchased Receivable and such Dispute continues at sixty (60) or more days after the Due Date for such Purchased Receivable. The occurrence of any of the foregoing with respect to a Purchased Receivable shall constitute a Repurchase Event hereunder notwithstanding that the Account Debtor of such Purchased Receivable may also be subject to an Insolvency Proceeding or generally failing to pay its debt as they become due.
“Repurchase Offer” means, as to any Purchased Receivable, Seller notifies Wells in writing that Seller is offering to repurchase such Purchased Receivable.
“Repurchase Price” means, as to any Purchased Receivable subject to a Repurchase Event or repurchased by Seller from Wells hereunder (including by an election of Wells to accept a Repurchase Offer), an amount equal to (a) the portion of the Purchase Price already paid by Wells for such Purchased Receivable (including any such portion representing a servicing fee hereunder), net of any Collections or other payments received by Wells with respect to such Purchased Receivable, plus (b) the Discount applicable to such Purchased Receivable and accrued for the period from the applicable Purchase Date to the date on which such Purchased Receivable is repurchased, plus (c) all other amounts then payable by the applicable Seller under the Transaction Documents with respect to such Purchased Receivable as of the date on which such Purchased Receivable is repurchased.
“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations

Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authority with jurisdiction over Seller.
“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any lists of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of or subject to any territorial or country-based Sanctions program, (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of or subject to Sanctions, including vessels and aircraft, that are blocked under any Sanctions program.
“SEC” means the Securities and Exchange Commission.
“Seller’s Account” means (i) account number 000913700096 of Seller at Bank of America, N.A., account name HAYWARD INDUSTRIES, INC., ABA Number 026009593, ACH Routing Number 021200339, or such other bank account identified in writing by Wells to Seller from time to time and (ii) account number 304682616 of Seller at JPMorgan Chase Bank, N.A., account name HAYWARD INDUSTRIES INC., ABA Number 021000021, ACH Routing Number 021000021, or such other bank account identified in writing by Seller to Wells from time to time.
“Servicer” means initially Seller, or any replacement or successor servicer designated by Wells in accordance with Section 6.2(i) or 7.2.
“Settlement Date” means, for any Purchased Receivable, two (2) Business Days, or such other date as agreed upon by Wells and the Seller, after Wells receives, in good collected funds, payment in full of the Net Invoice Amount of such Purchased Receivable.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means with respect to such Person as at any date of determination, (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) that such Person is able to pay its debts as they become absolute and matured, (d) that such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged, and (e) the present fair sale value of such Person’s assets and properties is sufficient to pay its probable liabilities on its existing indebtedness as they become absolute and matured.
“Sponsors” means (a) CCMP Capital Advisors, LLC and any of its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates and

(b) MSD Partners, L.P. and any of its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.
“Term SOFR” means, for any Purchased Receivable, (a) if the Term SOFR Administrator publishes the Term SOFR Reference Rate for the Term SOFR Tenor set forth in the chart below corresponding to the Discount Period for such Purchased Receivable, the Term SOFR Reference Rate for such Term SOFR Tenor on the day (such day, the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the Purchase Date, as such rate is published by the Term SOFR Administrator or (b) if the Term SOFR Administrator does not publish the Term SOFR Reference Rate for the Term SOFR Tenor set forth in the chart below corresponding to the Discount Period for such Receivable, a rate per annum for such Term SOFR Tenor calculated by Wells by interpolation of the Term SOFR Reference Rates actually published by the Term SOFR Administrator for different Term SOFR Tenors on the Term SOFR Determination Day, as such rates are published by the Term SOFR Administrator; provided, however, that (i) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day any Term SOFR Reference Rate for any applicable Term SOFR Tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such Term SOFR Tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such Term SOFR Tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day and (ii) if Term SOFR determined as provided above (including pursuant to clause (i) of this proviso) with respect to any Purchase Date would be less than the Floor, then Term SOFR shall be deemed to be the Floor:

Discount Period	Term SOFR Tenor	Term SOFR Source
0-30 days	1 Month	Published by the Term SOFR Administrator
31-60 days	2 Month	Interpolated by Wells
61-90 days	3 Month	Published by the Term SOFR Administrator
91-120 days	4 Month	Interpolated by Wells
121-150 days	5 Month	Interpolated by Wells
151-180 days	6 Month	Published by the Term SOFR Administrator
181-210 days	7 Month	Interpolated by Wells
211-240 days	8 Month	Interpolated by Wells
241-270 days	9 Month	Interpolated by Wells
271-300 days	10 Month	Interpolated by Wells

301-330 days	11 Month	Interpolated by Wells
331-365 days	12 Month	Published by the Term SOFR Administrator, when operationally available at Wells

For purposes of clarity, (i) if the Discount Period is 62 days, Term SOFR shall be calculated pursuant to clause (a) above for a Term SOFR Tenor of three months and (ii) if the Discount Period is 95 days, Term SOFR shall be calculated pursuant to clause (b) above for a Term SOFR Tenor of four months. Each determination of Term SOFR shall be made by Wells (provided that upon Seller’s request, Wells shall provide Seller with the calculations supporting any interpolation of Term SOFR for such determination) and shall be conclusive in the absence of manifest error.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Wells in consultation with Seller).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Tenor” means the applicable Term SOFR Tenor described in the interpolation table included in the definition of “Term SOFR” in this Agreement.
“Termination Event” has the meaning set forth in Section 7.1(b).
“Transaction Documents” means, collectively, the following (as the same now or hereafter exist): (a) this Agreement; (b) the Performance Undertaking; (c) the Control Agreement; (d) each Offer; (e) each Account Debtor Notice; and (f) all other documents to be executed and delivered in connection with any of the foregoing.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Wells Payment Account” means account number 4945735975 at Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA 94104, ABA Number 121000248. (Reference: Hayward AR Sale, Attention: Supply Chain Finance).
Section 2.Purchase and Sale of Receivables

2.1Purchase and Sale
(a)Subject to the terms and conditions of this Agreement, Seller hereby offers to sell to Wells Eligible Receivables by Posting an Offer on the Platform. In the event that Wells, in its sole discretion, elects to accept an Offer (an “Acceptance”), Wells shall, as consideration for the sale and assignment to Wells of the Eligible Receivable(s) subject to such Offer, pay to Seller the Purchase Price therefor in accordance with this Agreement. The Initial Payment of the Purchase Price for an Eligible Receivable set forth in an Offer that is Accepted by Wells shall be paid to the Seller’s Account at the time of such Acceptance. The Deferred Payment of the Purchase Price for an Eligible Receivable subject to Acceptance by Wells shall be paid to the Seller’s Account on the Settlement Date of such Eligible Receivable. All Initial Payments and Deferred Payments paid pursuant to the foregoing shall be paid (x) first, to the account listed in clause (i) of the definition of “Seller’s Account” and (y) second, solely to the extent that payment is unable to be made pursuant to clause (x) above, the account listed in clause (ii) of the definition of “Seller’s Account”.
(b)Wells shall also provide prompt notice on (or prior to) the Purchase Date of its Acceptance of an Offer. Upon the payment of the Initial Payment of the Purchase Price for the Receivables set forth in the Offer, Wells hereby purchases and Seller hereby sells all of Seller’s right, title, and interest in (but none of Seller’s obligations to the applicable Account Debtor under) the Receivables set forth in the Offer (such Receivables, once sold and purchased, “Purchased Receivables”); provided that in no event shall the Outstanding Purchase Price exceed any Purchase Limit for all Purchased Receivables and for the Purchased Receivables relating to each Account Debtor. In the event that after giving effect to an Offer, the Outstanding Purchase Price would exceed any Purchase Limit, such Acceptance shall only be effective as to the amount of those Receivables (as identified by Wells) that would not cause the Outstanding Purchase Price to exceed any such Purchase Limit.
(c)In the event that Platform Manager determines that the Platform is unavailable for Postings for any reason (an “Offline Period”), Seller may continue to offer Receivables for purchase by Wells by submitting to Wells a request in substantially the form attached as Exhibit D (a “Purchase Request”) that Wells purchase from Seller the Eligible Receivables described in such Purchase Request. Wells, in its sole discretion, may elect to accept or reject a Purchase Request. The Purchase Price shall be calculated pursuant to the Exhibit to the Purchase Request. Wells shall confirm the acceptance of a Purchase Request and payment of the Purchase Price via email. Each Purchase Request shall constitute a Posting and an Offer for all purposes of this Agreement.
2.2Conditions Precedent to the Closing Date and to each Purchase of Receivables.
(a)On the Closing Date, Wells shall have received the agreements, documents, and instruments set forth on Exhibit E, each in form, substance and date satisfactory to Wells.

(b)Without limiting the uncommitted nature of Wells’ obligations as discussed in Section 2.4 below, Wells shall not be obligated to purchase any Receivables described in any Purchase Request unless:
(i)Wells has received such Purchase Request with respect to the proposed Eligible Receivables via the Platform (or, if applicable, in physical form, including by electronic communication, and in form and substance satisfactory to Wells) at least three (3) Business Days (or such shorter period as is agreed to by Wells in its sole discretion) prior to the applicable Purchase Date, together with any such additional supporting documentation that Wells may have reasonably requested;
(ii)Wells has accepted such Purchase Request and notified the Seller thereof;
(iii)each of the representations and warranties made by Seller in this Agreement and each of the other Transaction Documents is true and correct in all material respects as of such Purchase Date or, in the case of any representation or warranty that speaks as to a particular date or period, as of that particular date or period;
(iv)each proposed Receivable is an Eligible Receivable; and
(v)immediately following the sale and purchase of the proposed Receivables set forth in the related Purchase Request, (A) the Outstanding Purchase Price will not exceed the Purchase Limit and (B) the Outstanding Purchase Price with respect to the Purchased Receivables owing by any Account Debtor will not exceed such Account Debtor’s Purchase Limit.
Each Purchase Request submitted by Seller shall constitute a representation and warranty that each of the conditions outlined in this Section 2.2(b) has been satisfied.
2.3[Reserved].
2.4No Commitment to Purchase; No Liability. Wells shall have no obligation to accept, via Acceptance or otherwise, any Offer or otherwise to purchase any Receivable from Seller and this Agreement does not constitute a commitment on the part of Wells to make any such purchase. Wells shall have no liability to Seller or to any other Person for declining to accept any Offer hereunder and no obligation or commitment to make purchases shall be implied by an act or omission of Wells or any course of dealings in connection with purchases made hereunder.
2.5No Recourse. Except as specifically provided in this Agreement, the sale and purchase of Receivables under this Agreement shall be without recourse to Seller.
2.6No Assumption of Obligations Relating to Receivables or Contracts. Wells and Servicer (if other than Seller) shall not have any obligation or liability to any Account Debtor (including any obligation under any Contract or any other related agreements).

2.7True Sales.
(a)Seller and Wells have structured the transactions contemplated by this Agreement as a sale and intend the transfer and conveyance of Purchased Receivables hereunder to be absolute and irrevocable true sales by Seller to Wells, that provide Wells with the full benefits and burdens of ownership of the Purchased Receivables. Neither Seller nor Wells intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Wells to Seller. Seller and Wells shall treat the transactions hereunder as true sales for all purposes under applicable law and GAAP, including, in their respective books, records, computer files, tax returns (federal, state, local and foreign), and regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Seller will advise all Persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to Wells.
(b)If, notwithstanding the intention of the parties expressed in this Section 2.7, the transfer and conveyance by Seller to Wells of Purchased Receivables hereunder shall be characterized by a court of competent jurisdiction as a secured loan and not a sale, then, in such event, this Agreement shall constitute a security agreement under the UCC and other applicable law. For this purpose, Seller hereby grants Wells a perfected, first priority security interest in all of Seller’s right, title and interest in, to and under (i) the Purchased Receivables, (ii) the Collection Account Collateral, and (iii) all proceeds thereof, to secure the timely payment and performance by Seller of all amounts and any other obligations owing to Wells hereunder. In the event this Agreement shall be characterized as a security agreement, Wells shall have, in addition to the rights and remedies which it may have under this Agreement, all the rights and remedies provided to a secured creditor under the UCC and applicable law, which rights and remedies shall be cumulative.
2.8Offline Period for the Platform. In the event that Platform Manager determines that the Platform is unavailable for Postings for any reason, Seller may continue to offer Eligible Receivables for purchase by Wells pursuant to the supplemental terms set forth in Section 2.1(c).
2.9Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, Wells may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Wells has Posted such proposed amendment to Seller. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.9(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Wells will have the right to make Conforming Changes (in consultation with Seller) from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. For the avoidance of doubt, Conforming Changes shall be effective with respect to all Receivables purchased by Wells hereunder thereafter.
(c)Notices; Standards for Decisions and Determinations. Wells will promptly notify Seller of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by Wells in consultation with Seller pursuant to this Section 2.9, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Wells’ sole discretion and without consent from any other party to this Agreement or any other Transaction Document.
2.10Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Wells will have the right to make Conforming Changes from time to time in consultation with Seller and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. Wells will promptly notify the Seller of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.11[Reserved].
Section 3.Repurchase Event; Collateral Security
3.1[Reserved].
3.2Repurchase Event. Upon the occurrence of a Repurchase Event with respect to a Purchased Receivable, Wells may, upon notice to Seller, require Seller to repurchase from Wells such Purchased Receivable. In the event Wells notifies Seller of the election of Wells to require Seller to repurchase from Wells a Purchased Receivable subject to a Repurchase Event (a “Repurchase Notice”), or in the event that Wells notifies Seller of Wells’ election to accept a Repurchase Offer from Seller with respect to a Purchased Receivable, Seller shall pay the Repurchase Price for such Purchased Receivable to the Wells Payment Account, in immediately available funds, within two (2) Business Days following the receipt by Seller of such Repurchase Notice (or, in the case of Wells’ election to accept a Repurchase Offer from Seller with respect to a Purchased Receivable, within two (2) Business Days following Wells’ notice to Seller of such election). Upon the payment in full of the Repurchase Price with respect to a Purchased Receivable, such Purchased Receivable shall hereby be, and be deemed to be, repurchased by the applicable Seller from Wells without recourse to or warranty by Wells, and Wells shall have no further obligation to pay any remaining portion of the Purchase Price for such Receivable.
3.3Adjustments to Purchase Price. At Wells’ option and upon Wells providing written notice to Seller of its exercise of such option, all amounts at any time payable by Seller to Wells provided for in any of the Transaction Documents may be setoff against any amount at any time owing by Wells to Seller in respect of the Purchase Price for a Purchased Receivable or the Repurchase Price for a Purchased Receivable subject to a Repurchase Event, including from any Initial Payment or Deferred Payment of the Purchase Price. If after receipt of any payment, Wells is required to surrender or return such payment or proceeds to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Wells. Seller shall be liable to pay to Wells, and does hereby indemnify and hold Wells harmless for the amount of any payments surrendered or returned. This Section shall remain effective notwithstanding any contrary action which may be taken by Wells in reliance upon such payment or proceeds. This Section shall survive the termination of this Agreement.
3.4Collateral Security. As collateral security for Seller’s existing and future payment obligations hereunder, obligations to repurchase and pay the Repurchase Price for Purchased Receivables subject to a Repurchase Event as set forth in Section 3.2 and indemnification obligations set forth in Section 3.3 and Section 8, Seller hereby grants to Wells a first priority Lien in and the right of set-off against all of the Purchased Receivables and Related Assets.
Section 4.Representations and Warranties.
Seller hereby represents and warrants to Wells as of the date hereof and each Purchase Date:
4.1Organization and Good Standing. It is duly organized and validly existing and in good standing under the laws of the State of New Jersey, as applicable, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.
4.2Due Qualification. It is duly licensed or qualified to do business and is in good standing, and it has obtained all necessary approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such licensing, qualification, or approvals.
4.3Power and Authority; Due Authorization. It has (a) all necessary power, authority, and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, and (ii) to own, sell, transfer, and assign Receivables on the terms and subject to the conditions herein and therein provided; (b) duly authorized the execution and delivery of the Transaction Documents to which it is a party and the performance of obligations thereunder; and (c) has duly executed and delivered this Agreement.
4.4Corporate Identification and Information. The corporate identification number of Seller issued by the State of New Jersey is 4465526000 and Seller’s Federal Employer Identification Number is 22-1715653. Seller has not changed its name or its jurisdiction of incorporation within the past 5 years.
4.5Valid Sale; Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by Seller, when duly executed and delivered, will constitute,

a legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. Each transfer of Receivables by Seller to Wells pursuant to this Agreement shall constitute a valid sale, transfer, and assignment thereof to Wells, enforceable against creditors of, and purchasers from, Seller. Seller represents to Wells that the Purchase Price for each Purchased Receivable is the fair value of such Purchased Receivable plus the fair value of its servicing by Servicer. On the Closing Date, all conditions precedent set forth on Exhibit E have been fulfilled.
4.6No Violation. This Agreement, and the consummation of the transactions contemplated by the Transaction Documents to which Seller is a party, and the fulfillment of the terms thereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (i) Seller’s articles or certificate of incorporation or certificate of formation or by-laws or operating agreement, as applicable, or (ii) any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it is bound, (b) result in the creation or imposition of, or give rise to any obligation to provide, any Lien (other than a Lien in favor of Wells) upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument, or (c) violate any law or any order, rule, or regulation applicable to it of any court or of any federal, state, or foreign regulatory body, administrative agency, or other governmental authority having jurisdiction over it or any of its properties.
4.7Proceedings. There is no action, suit, or proceeding pending, or to Seller’s knowledge, threatened, before any court, regulatory body, arbitrator, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of any Transaction Document to which Seller is a party, or (b) seeking to prevent the sale of Receivables to Wells or the consummation of any of the other transactions contemplated by any Transaction Document to which Seller is a party.
4.8Government Approvals. Except for the filing of the UCC financing statements, no authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for Seller’s due execution, delivery, and performance of any Transaction Document to which it is a party.
4.9Financial Condition; Material Adverse Change. On the date hereof, each of Parent and Seller is, and on the date of each transfer of a Receivable hereunder (both before and after giving effect to such transfer) shall be, Solvent. There has been no Material Adverse Change with respect to Parent or Seller since December 31, 2023.
4.10Quality of Title.
(a)Effective upon each purchase of a Receivable, Wells shall have acquired a valid and perfected first priority ownership interest (free and clear of any other Lien) in such Purchased Receivable, including the Related Assets.

(b)No effective financing statement or other instrument similar in effect covering any Purchased Receivable exists or is on file in any recording office, except those financing statements in favor of Wells filed in accordance with this Agreement.
4.11Eligibility. Effective as of each Purchase Date for a Receivable proposed for purchase pursuant to the provisions of Section 2.1 (i) each Receivable sold by Seller to Wells is an Eligible Receivable, (ii) no Repurchase Event has occurred and is continuing with respect to such Receivable, (iii) Seller is not in default of any of its obligations under this Agreement, (iv) all conditions precedent set forth in this Agreement to the purchase of such Receivable have been satisfied, (v) the Receivables information contained in each Offer is true and correct in all respects, and (vi) Wells has received true and correct copies of all the documentation relating to each of the Receivables that it has requested, including (to the extent so requested) the invoice or other Contract giving rise to such Receivable.
4.12Offices. The offices where Seller keeps all of its books, records. and documents evidencing the Receivables, the related Contracts and all other agreements related to such Receivables (including the Records) are located at the address specified on the signature pages to this Agreement or at such other locations identified by Seller to Wells after the date hereof.
4.13Accuracy of Information. No information at any time furnished in writing (including in electronic form) by Seller to Wells for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby (i) is, or will be, inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to Wells in writing at or prior to such time) as of the date as of which such information is dated or certified, or (ii) contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make such information not materially misleading.
4.14Sanctions. Seller (i) is not a Sanctioned Target, (ii) is not owned or controlled by, or is or has not acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target, (iii) has instituted, maintains, and complies with policies, procedures, and controls reasonably designed to assure compliance with Sanctions, (iv) is in compliance with all Sanctions, and (v) to the best of Seller’s knowledge, after due care and inquiry, is not under investigation for an alleged violation of Sanction(s) by a governmental authority that enforces Sanctions; provided that Seller will notify Wells in writing not more than five (5) Business Days after becoming aware of any breach of this Section 4.14.
4.15Anti-Money Laundering; Anti-Corruption. Seller (a) has instituted, maintains, and is complying with policies, procedures, and controls reasonably designed to assure compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws, (b) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws, and (c) to the best of Seller’s knowledge, after due care and inquiry, is not under investigation for any violation of Anti-Corruption Laws or Anti-Money Laundering Laws by a federal, state, or local governmental authority that enforces such laws.

4.16Defaults under the Credit Agreement. No default or event of default has occurred and is continuing under any Credit Agreement.
4.17Investment Company. Seller is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
4.18Collection Account. Wells has a first-priority perfected security interest in each Collection Account.
4.19Termination Event. No event has occurred and is continuing and no condition exists, or would result from any sale or assignment of any Purchased Receivable, that constitutes or may reasonably be expected to constitute, individually or in the aggregate, a Termination Event.
Section 5.Covenants.
5.1Affirmative Covenants.
(a)Compliance with Laws, Etc. Seller will comply in all material respects with all laws, rules, regulations, licenses, approvals, orders, and other permits applicable to it and duly observe in all material respects all requirements of any foreign, federal, state, or local governmental authority; provided that, with respect to any inconsistency between this Section 5.1(a) and Sections 4.14 and 4.15, Sections 4.14 and 4.15 shall control with respect to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(b)Preservation of Corporate Existence. Seller will preserve, renew, and keep in full force and effect its corporate existence and rights and franchises and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts, and permits necessary to carry on its business as presently, or proposed to be, conducted.
(c)Keeping of Records and Books of Account. Seller will maintain accurate and complete books, records, accounts, and other information relating to the Receivables, including the Records and other Related Assets at the address set forth on the signature pages to this Agreement or at such other locations identified by Seller to Wells after the date hereof and in conformity with GAAP and which, in the reasonable determination of Wells, are necessary or advisable in order to determine amounts owing and amounts paid in respect of Receivables and the status of the goods or services purchased which give rise to such Receivables. Seller will mark its Records (whether electronic or otherwise) which relate to the Receivables and related Contracts with an indication evidencing that the Purchased Receivables have been sold by Seller to Wells and consistent with all Postings.
(d)Accounting for Purchases. Seller’s financial statements shall account for the transactions contemplated in this Agreement as a sale of the Purchased Receivables by Seller to Wells, and shall account for and treat the transactions contemplated hereunder (including accounting and tax reporting) as a sale of the Purchased Receivables by Seller to Wells.

(e)Ownership Interest of the Company. Seller will (i) take all necessary action to establish and maintain in favor of Wells a valid and perfected first priority ownership interest in all Purchased Receivables, free and clear of any Lien (other than a Lien in favor of Wells), including the filing of all financing statements under the UCC or other similar instruments or documents necessary in appropriate jurisdictions (or any comparable law) to perfect Wells’ ownership interest in the Purchased Receivables and (ii) take such other action to perfect, protect, or more fully evidence the interest of Wells as Wells may reasonably request.
(f)Receivables Review. Seller will from time to time as reasonably requested by Wells, at reasonable times and upon reasonable prior notice, permit Wells or its designee, at Seller’s expenses, (i) to have access to such Seller’s premises during normal business hours and (ii) make available copies of such Seller’s books and records electronically to Wells, in each case, for the purposes of inspecting, verifying, and auditing such Seller’s books and records with respect to the Receivables (including the Records and other Related Assets) and discussing matters relating to the Receivables or such Seller’s financial condition or performance under any Transaction Document or performance by Seller under any related Contract, in each case, with any of the officers of Seller having knowledge of such matters and to take copies of any of the Records relating to transactions subject to this Agreement and to review such originals thereof as Wells may request; provided that unless a Termination Event has occurred and is continuing, Wells (or its designee) shall exercise the rights set forth in this clause (f) no more than once per calendar year. Without limiting the foregoing, Seller acknowledges and agrees that Wells intends to and that Wells may, at Seller’s expense, commence one (1) field inspection and audit within ninety (90) days of the Closing Date.
(g)Performance and Compliance with Receivables and Contracts. Seller will, at its expense, timely, and fully perform and comply in all material respects with all provisions, covenants, and other promises required to be observed by it under the Contracts and all purchase orders and other agreements related to the Receivables.
(h)Reporting Requirements. Seller will provide to Wells (in multiple copies, if requested by Wells) the following; provided that Seller shall be deemed to have provided any of the following documents under this clause (h) to the extent that such document has been posted on Parent’s website and on the EDGAR website maintained by the SEC, in each case, in the time period provided below:
(i)as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of Seller (or, if later, as required or permitted by the SEC, but in any event within sixty days after the end of each such fiscal quarter), a consolidated balance sheet of Holdings and its consolidated subsidiaries as of the end of such quarter and the related consolidated statement of income, cash flows, and retained earnings of Holdings and its consolidated subsidiaries for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter, prepared in accordance with GAAP and certified by a responsible officer of Holdings;

(ii)as soon as available and in any event within ninety (90) days after the end of each fiscal year of Holdings (or, if later, as required or permitted by the SEC, but in any event within one hundred twenty (120) days after the end of each fiscal year), a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor’s report letter for such year for Holdings and its consolidated subsidiaries, all prepared in accordance with GAAP applied on a consistent basis and containing financial statements and opinions of Holdings’s certified public accountant or other independent public accountants of nationally recognized standing;
(iii)unless otherwise received by or available to Wells in its capacity as agent or lender under the ABL Credit Agreement (in which case, the delivery requirement under this clause (iii) shall be deemed satisfied), contemporaneously with the delivery thereof pursuant to the ABL Credit Agreement, a copy of each borrowing base certificate (or similar collateral report) delivered by Seller or any affiliate of Seller under the ABL Credit Agreement;
(iv)as soon as available and in any event no later than twenty (20) days after the end of each fiscal month, a liquidity certificate in substantially the form attached as Exhibit F;
(v)as soon as available and in any event no later than ninety (90) days after the start of each fiscal year of Holdings, financial projections for Holdings and its consolidated subsidiaries for such fiscal year in a form consistent with that delivered under the ABL Credit Agreement (or, if no such projections are delivered under the ABL Credit Agreement, in a form consistent with that delivered under the First Lien Credit Agreement or, if no such projections are delivered under either Credit Agreement, in a form reasonably satisfactory to Wells);
(vi)[reserved];
(vii)promptly (and in no event later than five (5) Business Days following actual knowledge or receipt thereof), written notice, in reasonable detail, of any Dispute (other than a Dispute constituting of a discount or adjustment granted by Seller in the ordinary course of business) or Lien asserted against a Receivable;
(viii)promptly (and in no event later than five (5) Business Days following actual knowledge or receipt thereof), written notice, in reasonable detail, (X) if any Purchased Receivable ceases to be an Eligible Receivable or if Seller believes or has reason to believe any Purchased Receivable may no longer be an Eligible Receivable or (Y) of the occurrence of a Repurchase Event with respect to a Purchased Receivable;
(ix)promptly and in any event within five (5) Business Days after a responsible officer of Seller has actual knowledge thereof, notice of any event of default or any other event or circumstance that may result in the acceleration of the maturity of any indebtedness with an aggregate outstanding principal amount in excess of $40,000,000;

(x)promptly, notice of any event, development, or circumstance whereby any financial statements or other reports furnished to Wells fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Seller as of the date of such statements;
(xi)promptly after a responsible officer of Seller has actual knowledge thereof, written notice in reasonable detail of any Material Adverse Change or a Termination Event or, with respect to any Account Debtor, of any Insolvency Event or any event which results or could likely result in a Material Adverse Change in the business, conditions (financial or otherwise), operations, performance, properties, or prospects of any such Account Debtor or a Termination Event; and
(xii)such additional information as Wells may reasonably request in order to enable Wells to determine whether the terms, covenants, provisions, and conditions of this Agreement have been complied with by Seller, including the representations in warranties in Section 4, covenants in Section 5, and rights and obligations in Section 6 hereto.
(i)Use of Funds. Seller agrees, effective as of the date of this Agreement and continuing throughout the term of this Agreement, that it shall not use any portion of the Purchase Price for any Purchased Receivable in any manner that is prohibited by Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws, or that could cause Wells to be in violation of Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.
(j)[Reserved]
(k)Further Assurances. Seller will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that Wells may reasonably request, from time to time, in order to perfect, protect, or more fully evidence the full and complete ownership and security interest in the Purchased Receivables, or to enable Wells to exercise or enforce the rights of Wells hereunder or under or in connection with the Purchased Receivables.
5.2Negative Covenants.
(a)No Amendments or Liens. Seller will not amend, extend, or terminate any Contract or other agreement or document from which any Purchased Receivable arises in any manner that would extend the payment or timing or impact adversely the collectability of the Receivables generated thereunder or the compliance by Seller of its obligations under any of the Transaction Documents. Seller will not at any time sell, assign (by operation of law or otherwise), or otherwise dispose of, or create or suffer to exist any Lien (other than a Lien in favor of Wells) upon or with respect to, any of the Receivables, or assign any right to receive income in respect thereof, or grant any option with respect thereto. Seller will defend the right, title, and interest of Wells in any of the Purchased Receivables, against all claims of third parties claiming through or under Seller, at the sole cost and expense of Seller. Seller will not, without Wells’ prior written consent, grant any extension of the time for payment of, or reduce the amount of, any Purchased Receivables, or compromise, compound or settle the same, or release, in whole or in part, Account Debtor from payment thereof.
(b)Change in Name; Jurisdiction of Organization. Seller will not: (i) change its corporate status, (ii) change its name or type of organization or jurisdiction of organization, or (iii) change its principal place of business, chief executive office or the principal offices where it keeps its Records, except where, in each case: (A) Wells receives written notice from Seller of any such changes not more than thirty (30) days after the date thereof or, in the case of clause (ii), not less than 10 days’ prior to the date thereof, which notice shall accurately set forth the new information and (B) if applicable, Wells receives a copy of the amendment to the certificate of incorporation or certificate of formation of Seller providing for the name change certified by the Secretary of State of its jurisdiction of organization not more than ten (10) days after the date thereof. If applicable, and in connection with any change set forth above, Wells may file such documents, supplements and amendments (including amendments to UCC financing statements) as it may reasonably deem necessary or advisable to maintain its first priority perfected security and ownership interest in the Purchased Receivables.
(c)Account Debtors. Seller shall not sell, assign, pledge, or otherwise transfer any Purchased Receivable owing by any Account Debtor to any Person other than Wells pursuant to this Agreement.
(d)Not Adversely Affect Wells’ Rights. Seller will refrain from any act or omission which might, individually or in the aggregate, in any material way prejudice, diminish, or limit Wells’ rights under or with respect to any of the Purchased Receivables or this Agreement.
(e)No Change in Business or Credit and Collection Policy. Seller shall not make any change in the character of its business or in its credit and collection policy, which change would, in either case, impair the collectability of any Purchased Receivable or otherwise have a Material Adverse Change with respect to Seller.
Section 6.Rights and Obligations in Respect of Receivables
6.1Rights of Wells.
(a)Authorization to Collect Receivables, Etc. Seller hereby acknowledges the right of Wells, as owner of the Purchased Receivables, and authorizes Wells, its designees and Servicer (if Seller is not Servicer) to take any and all steps in Seller’s name or on behalf of Seller necessary or desirable, in such Person’s determination following the replacement of Seller as Servicer pursuant to Section 6.2(i) or Section 7.2, to collect all amounts due under any and all Purchased Receivables, including endorsing Seller’s name on checks and other instruments representing Collections and enforcing such Purchased Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.
(b)Rights of Wells in Purchased Receivables. As owner of the Purchased Receivables, Wells shall have no obligation to account for, to replace, to substitute or to return any Purchased Receivables or Collections thereon to Seller. Wells shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding. Wells shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Purchased Receivables and Collections thereon on whatever terms Wells shall determine; provided that in connection with any such further assignment, transfer, delivery, hypothecation, subdivision or dealing, Wells shall ensure that the subsequent buyer of such Purchased Receivable shall not be permitted pursuant to or in connection such further assignment, transfer, delivery, hypothecation, subdivision or dealing to contact any Account Debtor prior to the applicable date on which Wells would be permitted to contact such Account Debtor pursuant to this Agreement.
(c)Account Debtor Notices. Upon the occurrence of a Termination Event, Wells may, after providing notice to the Seller, deliver, or cause the Servicer to deliver, an Account Debtor Notice to each Account Debtor.
6.2Appointment of Servicer; Collections; Control Agreements; Responsibilities of Servicer and Seller.
(a)Appointment of Seller as Servicer. Wells appoints Seller as its servicer and agent for the administration and servicing of its Purchased Receivables sold by Seller to Wells hereunder, and Seller hereby accepts such appointment and agrees to assume the duties and the administration and servicing obligations as a servicer, and perform all necessary and appropriate commercial servicing and collection activities in arranging the timely payment of amounts due and owing by any Account Debtor (including the identification of the proceeds of the Purchased Receivables and related recordkeeping that shall be made available to Wells upon its reasonable request) all in accordance with applicable laws, with reasonable care and diligence and, in any event, the credit and collection policy, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions); provided, however, that such appointment as servicer shall not release Seller from any of its duties, responsibilities, liabilities and obligations resulting from or arising hereunder. In connection with its servicing obligations, Seller shall (i) be responsible for identifying, matching and reconciling any payments received from Account Debtors with the Receivable associated with such payment and (ii) perform its duties under the Contract related to the Purchased Receivables with the same care and applying the same policies as it applies to its own Receivables generally and would exercise and apply if it owned the Purchased Receivables and shall act to maximize Collections thereon. Seller agrees that the Purchase Price for each Purchased Receivable includes a servicing fee for the Seller as Servicer in an amount equal to 1.00% of such Purchase Price, and no other or further servicing compensation is required from Wells.
(b)Collection of Receivables; Control Agreements. Seller covenants and agrees (i) to direct each Account Debtor to pay all amounts owing under such Purchased Receivables only to a Collection Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding, (iii) not to permit funds other than amounts owing under the Purchased Receivables to be deposited into any Collection Account, (iv) to take any and all other reasonable actions, including actions requested by Wells, to ensure that all amounts owing under the Purchased Receivables will be deposited exclusively to such Collection Account or directly to the Wells Payment Account, and (v) to hold in trust as Wells’ exclusive property and safeguard for the benefit of Wells all Collections and other amounts remitted or paid to Seller (or any of its Affiliates) in respect of Purchased Receivables for prompt deposit into the Wells Payment Account in the manner set forth in Section 6.2(f) below. Seller hereby grants to Wells a security interest in Seller’s Collection Account as additional collateral to secure the payment and performance of Seller’s obligations to Wells hereunder and under each of the other Transaction Documents or as may be determined in connection therewith by applicable law. Each Collection Account shall at all times be subject to a Control Agreement. Wells may, upon five (5) Business Days prior written notice to Seller or without notice upon and during the occurrence of a Termination Event, give notice of exclusive control under each or any Control Agreement (each, an “Activation Notice”). Prior to Wells sending an Activation Notice, and after any election by Wells to rescind an Activation Notice, Seller shall be permitted to make withdrawals and distributions from the Collection Account. Upon and after Wells sending an Activation Notice through and including the earlier of the Final Collection Date or an election by Wells to rescind such Activation Notice, Wells will have exclusive authority to make withdrawals and distributions from the Collection Account subject to such Activation Notice.
(c)Transfer of Collections to Wells. Subject to Section 6.2(d) and 3.2, Seller covenants and agrees to identify and deposit in the Wells Payment Account all Collections and other amounts received by Seller (or any of its respective Affiliates) with respect to Purchased Receivables (whether such amounts were received by Seller directly or were deposited in a Collection Account or other account maintained by Seller or otherwise) without adjustment, setoff or deduction of any kind or nature by no later than the Reconciliation Date immediately after such Collections are received. Until remitted to the Wells Payment Account, Seller will hold such funds in trust as Wells’ exclusive property and safeguard such funds for the benefit of Wells.
(d)Misdirected Payments. If, prior to the delivery of an Activation Notice by Wells for such Collection Account, Seller receives any payment into a Collection Account that does not represent a Collection on a Purchased Receivable, Seller shall immediately identify such payment and remove such payment from such Collection Account within ten (10) Business Days of receipt. Following delivery of an Activation Notice by Wells for a Collection Account, Wells will return such amounts received into such Collection Account to such Seller upon receipt of satisfactory evidence that such amounts do not constitute Collections on Purchased Receivables.
(e)No Changes to Receivables. (i) Seller will not amend, modify or extend the payment terms under any Purchased Receivable, unless approved in writing in advance by Wells, and shall not otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable and (ii) Seller will not take, or cause to be taken, any action that otherwise reduces the amount payable of any Purchased Receivable or materially impairs the full and timely collection thereof.

(f)Reconciliation Report. Concurrently with (a) each transfer of funds by Seller to the Wells Payment Account pursuant to Section 6 hereof and (b) each request by Seller for a return of payments received by Wells that do not represent Collections on Purchased Receivables in accordance with Section 6.2(d), the Seller shall provide to Wells, in form and substance reasonably satisfactory to Wells, a full reconciliation of all Collections and adjustments (including repurchases thereof, indemnifications and setoffs with respect thereto, if any) with respect to each Purchased Receivable of an Account Debtor for which Collections were received (each, a “Reconciliation Report”). The Seller shall submit each Reconciliation Report to Wells via the Platform; provided, however, and notwithstanding anything herein to the contrary, if (i) the Platform is not operational or is otherwise offline or (ii) Wells has, in its discretion, instructed the Seller that the Platform is no longer available for use, then the Seller may deliver a written Reconciliation Report to Wells, and this Agreement shall be construed and interpreted accordingly, mutatis mutandis.
(g)Non-Payment Report. If a Purchased Receivable remains unpaid, in part or in full, past the date that is sixty (60) days after the applicable Due Date therefor, the applicable Seller shall report to Wells in a written report describing in reasonable detail the cause of such non-payment, including whether a Dispute or Insolvency Event exists with respect to the applicable Account Debtor or whether such Account Debtor is generally failing to pay its debts as they become due (each a “Non-Payment Report”); provided, that in the event Wells delivers to Seller a Repurchase Notice with respect to a Purchased Receivable pursuant to Section 3.2 or Wells has notified Seller of its election to accept a Repurchase Offer from Seller with respect to a Purchased Receivable, then Seller shall not be required to deliver to Wells a Non-Payment Report for such Purchased Receivable unless Seller fails to pay the Repurchase Price therefor as and when due hereunder, in which case Seller shall deliver to Wells a Non-Payment Report for such Purchased Receivable on or prior to the date on which such Repurchase Price was due hereunder.
(h)Contacting Account Debtors. In the event that either (x) the Seller fails to pay to Wells, as and when due hereunder, the Repurchase Price for a Purchased Receivable with respect to which Wells has delivered a Repurchase Notice pursuant to Section 3.2 or with respect to which Wells has notified Seller of its election to accept a Repurchase Offer from Seller or (y) a Purchased Receivable has not been paid in full by the date that is sixty (60) days after the Due Date thereof, Wells may in its sole discretion (i) contact the applicable Account Debtor by phone or in person to discuss the status of such Purchased Receivable and to inquire as to the reason for such payment delay or non-payment, and as to when payment can be expected and/or (ii) take any other lawful action to collect such Purchased Receivable directly from such Account Debtor and/or (iii) terminate the appointment of the relevant Seller as servicer with respect to such Purchased Receivable and/or (iv) deliver, an Account Debtor Notice to such Account Debtor. For the avoidance of doubt, Wells may not contact any Account Debtor with respect to any Purchased Receivable that has been repurchased by the Seller in accordance with Section 3.2.
(i)Replacement of Seller as Servicer. Following the occurrence of a Termination Event, Wells may, at its discretion, replace Seller in its capacity as servicer with itself or any agent for Wells with respect to any and all Purchased Receivables. The Seller shall be responsible for all reasonable and documented costs and expenses incurred in connection with such replacement and shall promptly reimburse Wells with respect to same. Seller shall cease its activities as Servicer in a manner that Wells determines and shall cooperate fully and facilitate the transition of the performance of such activities to the new Servicer, and such new Servicer shall assume the obligations of Seller, as applicable, to service and administer the Receivables, on the terms and subject to the conditions herein set forth or as may otherwise be agreed in writing between Wells and such new Servicer. Seller shall take such action or refrain from taking such action as Wells may specify in order to assist such new Servicer in assuming and performing such obligations. Seller agrees, at its expense, to take all actions necessary to provide the new Servicer with access, whether or not at the offices and properties of the Seller, to all computer software (including its servicing software and its claims software) necessary or useful in collecting, billing or maintaining the records with respect to the Receivables.
(j)Wells as Attorney-in-Fact. The Seller hereby appoints Wells as the true and lawful attorney-in-fact of the Seller, with full power of substitution, coupled with an interest, and hereby authorizes and empowers Wells in the name and on behalf of the Seller at any time following removal of the Seller as a servicer pursuant to Section 6.2(g) or 6.2(i), to take such actions, and execute and deliver such documents, as Wells deems necessary or advisable in connection with any applicable Purchased Receivable (i) to perfect the purchase and sale of such Purchased Receivable, including, without limitation, to send a notice of such purchase and sale to the applicable Account Debtor or (ii) to make collection of and otherwise realize the benefits of such Purchased Receivable. At any time that the Seller is no longer serving as a servicer hereunder, Wells shall have the right to bring suit, in Wells’ or Seller’s name, and generally have all other rights of an owner and holder respecting each applicable Purchased Receivable, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on such Purchased Receivables and issue credits in its own name or the name of the Seller. At any time following removal of the Seller as a servicer, Wells may endorse or sign Wells’ or the Seller’s name on any checks or other instruments with respect to any applicable Purchased Receivables or the goods covered thereby. Wells shall not be liable for any actions taken by it in accordance with this Section unless such actions constitute the bad faith, gross negligence or willful misconduct of Wells as determined by a court of competent jurisdiction in a final and non-appealable judgment. This power of attorney, being coupled with an interest, is irrevocable and shall not expire until the Final Collection Date.
(k)Licensed Property. At any time following removal of the Seller as Servicer pursuant to the provisions of Section 6.2(g) or 6.2(i), to the extent that the Seller does not own the computer software that Seller uses to account for Receivables, Seller shall use reasonable efforts to provide Wells with such licenses, sublicenses and/or assignments of contracts as Wells shall require with regard to all services and computer hardware or software used by Servicer that relate to the servicing of the Receivables.

6.3Further Action Evidencing Purchases.
(a)Additional Documents and Actions. From time to time, at its expense, Seller will promptly execute and deliver all further instruments and documents, and take all further action that Wells may request in order to perfect, protect or more fully evidence Wells’ ownership of the Purchased Receivables, or to enable Wells to exercise or enforce any of its rights under any Transaction Document.
(b)Authorization to File Financing Statements. Seller authorizes Wells (or its designee) to file at any time and from time to time such initial financing statements and amendments with respect to the Purchased Receivables naming the Seller as seller/debtor and Wells as buyer/secured party, as Wells may deem necessary or advisable.
6.4Application of Collections; Credit and Discounts. If Servicer is unable to identify any payment by an Account Debtor (by invoice amount or otherwise) as relating to a particular Receivable, if any such payment is misidentified or if Wells determines that the Servicer’s reconciliation is otherwise incorrect or inaccurate, the relevant amounts shall be applied as a Collection of the Purchased Receivables of such Account Debtor in the order of the age of such Purchased Receivables, starting with the oldest of such Purchased Receivables.
Section 7.Termination
7.1Rights to Terminate.
(a)Wells or Seller may each terminate this Agreement at any time upon thirty (30) days’ written notice to the other party.
(b)In addition, Wells may terminate this Agreement immediately upon written notice to Seller upon the occurrence of any of the following, each, a “Termination Event”:
(i)subject to Section 6.2(g), Seller fails to transfer funds or pay any obligations to Wells when required or when due and payable;
(ii)Seller fails to perform any of the covenants contained in any of the Transaction Documents to which it is a party (other than as described under Section 7.1(b)(i)), and such failure shall continue for a period of twenty (20) days following the earlier of (i) the date a responsible officer of Seller has actual knowledge of such failure, and (ii) the date of receipt of written notice from Wells of such failure;
(iii)any representation, warranty or other statement of fact made by Seller to Wells in any Transaction Document shall when made or deemed made be false or misleading in any material respect, and, solely to the extent capable of cure, shall remain false or misleading in any material respect for twenty (20) days;
(iv)an Insolvency Event occurs with respect to Parent or Seller;

(v)the occurrence of a Change of Control of the Parent or Seller; or
(vi)the occurrence and continuation of an “Event of Default” under and as defined in any Credit Agreement as in effect on the Closing Date (giving effect to any amendment, restatement, amendment and restatement, supplement or modification to such Credit Agreements or any termination thereof), which event of default has not been waived thereunder.
7.2Effect of Termination.
(a)In the event that Wells terminates this Agreement as a result of the occurrence and continuation of any Termination Event, all amounts then owing from Seller shall be immediately due and payable, Wells may immediately remove Seller as Servicer in accordance with Section 6.2(i) and exercise any other rights and remedies available to Wells under any of the Transaction Documents and at law or equity, including without limitation the right to, deliver, or cause the Servicer to deliver, an Account Debtor Notice to each Account Debtor; provided, that, upon the occurrence of a case or proceeding involving Seller under the U.S. Bankruptcy Code or any similar statute: (a) this Agreement shall automatically and without notice or action terminate and (b) Wells shall have no obligation to pay the Purchase Price for any Receivables that may have been subject to an Acceptance (but for which the Initial Payment of the Purchase Price had not yet been paid) prior to the commencement of such case or proceeding. Termination shall not affect any rights created or obligations incurred under this Agreement prior to termination.
(b)Notwithstanding the foregoing, this Agreement, including all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect until the Final Collection Date. Seller’s obligations to indemnify Wells with respect to the expenses, damages, losses, costs and liabilities shall survive until the later of (x) the Final Collection Date and (y) such time as all applicable statute of limitations periods with respect to actions that may be brought by Wells under the Transaction Documents have run.
Section 8.Indemnification
8.1Indemnities by Seller. Without limiting any other rights which Wells may have hereunder or under applicable law, Seller hereby agrees to indemnify Wells and its affiliates and its and their assigns, successors, officers, directors, employees, representatives, attorneys and agents (each of the foregoing Persons being individually called an “Indemnified Party”), upon demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or in connection with any Transaction Document, the transactions contemplated thereby, or the ownership, maintenance or funding, directly or indirectly, of the Purchased Receivables (or any of them) or otherwise arising out of or resulting from the actions or inactions of Seller or any of its Affiliates as a result of the following:

(a)the transfer by Seller of an interest in any Purchased Receivable to any Person other than Wells;
(b)any representation or warranty made by Seller under or in connection with any Transaction Document, or any information or report delivered by Seller or Servicer (during any period that Seller is Servicer) which shall have been false, misleading or incorrect in any material respect when made or deemed made;
(c)the failure by Seller to comply with any applicable law, rule or regulation with respect to any Receivable, or the nonconformity of any Receivable or Contract with any such applicable law, rule or regulation;
(d)the failure to vest and maintain vested in Wells an ownership interest and a first-priority perfected security interest (within the meaning of the UCC) in the Purchased Receivables and the proceeds thereof, free and clear of any Lien (other than a Lien in favor of Wells), whether existing at the time of the purchase of such Receivables or at any time thereafter;
(e)any Dispute or other claim resulting from the services performed or merchandise furnished in connection with any Purchased Receivable or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to any Purchased Receivable;
(f)any suit or claim related to any Purchased Receivable, any Contract or any Transaction Document (including a defense based on such Receivables or the related Contracts not being a legal, valid and binding obligation of such Account Debtor enforceable against it in accordance with its terms), or any other claim arising from the breach of the eligibility criteria set forth in the defined term “Eligible Receivable” (including by virtue of Wells’ reliance on information set forth in any Posting by Seller) or otherwise resulting from the goods or services related to any such Purchased Receivable or the furnishing of or failure to furnish such goods or services;
(g)any failure of Seller to perform its covenants, duties or obligations in accordance with the provisions of any Transaction Document;
(h)any suit, demand, claim or other dispute arising in whole or in part out of Seller’s use of the Platform in a manner not expressly contemplated hereunder;
(i)any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Purchased Receivable;
(j)the failure of Seller to notify any Account Debtor of the sale of the Purchased Receivables to Wells pursuant to this Agreement;

(k)the commingling by Seller of Collections at any time with other funds of Seller or any other Person;
(l)any civil penalty or fine assessed by any other governmental authority administering any Anti-Corruption Laws or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Party in connection with the Transaction Documents as a result of any action of Seller or any of its Affiliates; and
(m)any failure by the Seller to reimburse Wells for any Receivables review in accordance with Section 5.1(f).
excluding, however, (i) Indemnified Amounts to the extent solely resulting from bad faith, gross negligence or willful misconduct on the part of such Indemnified Party as determined in a final non-appealable judgment by a court of competent jurisdiction and (ii) any indemnification which has the effect of recourse to Seller for non-payment of the Receivables to the extent solely as a result of either (i) an Insolvency Event of an Account Debtor, or (ii) such Account Debtor’s failure to pay its debts as they become due as a result of its financial condition. If for any reason the indemnification provided above is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.
8.2Tax Indemnification.
(a)All payments payable pursuant to or in connection with any Transaction Document (including, but not limited to, payments on the Purchased Receivables from each Account Debtor) will be made free and clear of and without deduction for any present or future taxes, withholdings or other deductions whatsoever and any interest and penalties thereon, except to the extent required by applicable law. If any taxes are required by applicable law to be deducted or withheld from any such payment, then: (x) in the case where Seller is required to deduct such taxes, (1) Seller shall timely pay such taxes to the applicable taxing authority and (2) Seller shall send the original or a certified copy of the receipt evidencing such tax payment, within thirty (30) days of the payment date, to and as directed by Wells; (y) in the case where an Account Debtor or Servicer (if different from Seller) is required to deduct such taxes, Seller shall immediately notify Wells upon becoming aware of such taxes having been deducted and shall use reasonable efforts to obtain from the Account Debtor or Servicer a certified copy of the receipt or other document evidencing payment of such taxes and send such receipt or other document to Wells upon receipt; (z) in either case (x) or (y), Seller shall pay additional amounts to Wells such that after the required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 8.2(a)), Wells shall receive an aggregate net sum equal to the sum it would have received had no deduction or withholding been made, save that no additional amount shall be payable pursuant to this Section 8.2(a) in respect of (i) taxes that are imposed upon Wells with respect to its overall net income under the laws of the jurisdiction in which Wells is organized or in which Wells operates (other than solely by reason of having become a party to or received payments under this Agreement) and (ii) taxes that result from Wells’ failure to comply with subsection (c).

(b)Seller shall pay, and indemnify and hold Wells harmless from and against, any taxes that may at any time be imposed on or paid by Wells or any Affiliate of Wells in respect of the transactions contemplated hereunder (including any sales, occupational, excise, value added, stamp, gross receipts, personal property, privilege or license taxes, or withholdings and any interest and penalties thereon, but not including taxes imposed upon Wells with respect to its overall net income under the laws of the jurisdiction in which Wells is organized or in which Wells operates (other than solely by reason of having become a party to or received payments under this Agreement)) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by Seller hereunder or otherwise; provided, that such taxes, withholdings or deductions do not result from Wells’ failure to comply with subsection (c).
(c)Wells shall timely deliver to Seller an IRS Form W-9 certifying that Wells is exempt from U.S. federal backup withholding tax or W-8, as applicable, and, to the extent it is legally entitled to do so, any other certification, identification, information, declaration or other reporting document reasonably requested by Seller and required by a statute, treaty or regulation of the relevant jurisdiction or any political subdivision thereof or any taxing authority therein as a precondition or requirement to the exemption from, or the reduction in the rate of, deduction or withholding of any taxes; provided that delivery of such certification, identification, declaration or document (other than IRS Form W-9 or W-8, as applicable) shall not be required if in Wells’ reasonable judgment the completion, execution or submission of such document would subject Wells to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Wells.
8.3Limitation on Claims.
(a)To the extent permitted by applicable law, Seller shall not assert, and Seller hereby waives, any claim against Wells or any other Indemnified Party, on any theory of liability for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any of the Transaction Documents or any undertaking or transaction contemplated thereby.
(b)Wells shall be entitled to rely upon and use information it believes in good faith it has received from Seller or its Affiliates by Posting or otherwise without further investigation or confirmation.
(c)All amounts due under this Section 8 shall be payable upon demand. The indemnity set forth above shall survive the termination of this Agreement.
Section 9.Miscellaneous
9.1Amendments. Subject to the provisions of Section 2.9, the provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by Wells and Seller.

9.2Notices, Etc.
(a)Communications with respect to the sale and purchase of Receivables and reconciliation of Collections shall be conducted through the Platform. All other communications or notices required under this Agreement shall be in writing (which includes an electronic writing), shall be deemed to have been given and received (i) when delivered personally to the recipient, (ii) when delivered, if sent by nationally recognized overnight courier service with instructions to deliver the next Business Day with signature required, or (iii) on the date received if before 5:00 p.m. Eastern time after being sent to the recipient by email, or, if after 5:00 p.m. Eastern time, the next Business Day.

If to Seller:	Hayward Industries, Inc. 1415 Vantage Park Drive, Suite 400 Charlotte, NC 28203 Attention: Treasury Telephone No. 704-837-8002
If to Wells:	Wells Fargo Bank, N.A. Global Receivables and Trade Finance 301 South College Street, 5th Floor Charlotte, NC 28202 Attention: Brian Work Telephone No. (754) 301-5208

(b)Unless otherwise Posted on the Platform, notices and other communications to Wells and Seller hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures agreed upon by Wells and Seller.
(c)Communications with respect to the sale and purchase of Receivables and reconciliation of Collections pursuant to a Purchase Request shall be conducted via email communication or such other method as agreed upon by Wells and Seller, all in form and substance reasonably satisfactory to Wells and Seller.
9.3Conducting Business Through the Platform. Wells and Seller each (i) consent to the communication and delivery of Offers, Acceptances, and other Postings and communications through the Platform, even though such actions are by electronic means on the Platform, (ii) agree that such actions shall be valid and binding on the parties, as if such actions had been taken in writing, and (iii) hereby waive any claim or defense that any such Offers, Acceptances, and other Postings and communications through the Platform are not binding or enforceable or do not have their intended effect as a result of their being communicated electronically. Seller hereby agrees that Wells shall be entitled to rely on any Posting sent or purported to be sent by Seller via the Platform as valid and binding on Seller irrespective of any error or fraud contained therein or the identity of the individual who made the Posting, except to the extent that (x) such error or fraud or use of the Platform by an unauthorized third party is a result of the bad faith, gross negligence or willful misconduct of the Platform Manager or (y) Seller immediately (and, in any event, prior to any action by Wells in reliance thereof) notifies Wells of any such error or fraud.
9.4No Waiver; Cumulative Remedies. No failure or delay on the part of Wells, Seller or Servicer in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Wells, Seller or Servicer in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Wells or Servicer (if Seller is not Servicer) under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
9.5Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon and inure to the benefit of Wells, Seller and each of their respective successors and permitted assigns. Seller may not assign its rights hereunder or any interest herein without the prior written consent of Wells. Wells shall have the right (i) to sell or assign all or any part of, or any interest in, Wells’ obligations, rights and benefits hereunder to any Affiliate of Wells and, with the prior written consent of Seller (not to be unreasonably withheld or delayed), to any other Person; provided that, upon the occurrence and during the continuance of a Termination Event, no such consent of Seller shall be required except in connection with an assignment to a competitor of Seller and (ii) to grant participations in all or any part of, or any interest in, Wells’ obligations, rights and benefits hereunder to any Person, without the consent of or notice to Seller. This Agreement shall create and constitute the continuing obligations of the parties in accordance with its terms, and shall remain in full force and effect until the date after the termination hereof on which Wells has received payment in full in cash for all Purchased Receivables, and Seller has paid and performed all of their obligations hereunder in full. The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to Section 4, the rights of setoff and deduction and reinstatement of certain obligations and associated indemnifications pursuant to Section 3 and the indemnification and payment provisions of Section 8 shall be continuing and shall survive any termination of this Agreement.
9.6Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF WELLS IN THE PURCHASED RECEIVABLES OR ANY COLLECTION ACCOUNT IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(a)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
(b)CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(c)WAIVER OF IMMUNITIES. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
9.7Costs, Expenses and Taxes. In addition to the obligations of Seller under Section 8, Seller and Servicer agree to pay, on demand: (a) all reasonable and documented out-of-pocket costs and expenses of Wells, including reasonable and documented fees and expenses of one primary counsel to Wells, one local counsel to Wells in each necessary jurisdiction (solely to the extent such primary counsel to Wells is not qualified in such jurisdiction), one specialty counsel to Wells in each necessary specialty area (including insolvency law, and solely to the extent such primary and/or local counsel to Wells does not have expertise in such specialty area) in connection with the preparation, negotiation, administration and enforcement against Seller of the Transaction Documents, and any amendment, waiver or other modification of any of the foregoing; (b) all stamp, withholding, value-added and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Transaction Documents, and agrees to indemnify each Indemnified Party against any and all liabilities, loss, cost and expense suffered by such Indemnified Party with respect to or resulting from any delay in paying or omission to pay such costs, expenses, taxes and fees; and (c) all out-of-pocket costs and expenses, including (subject to the limitations on counsel in clause (a) above) reasonable and documented attorneys’ fees and expenses of settlement incurred by Wells or any of its Affiliates in evaluating its rights or remedies, enforcing or preparing for enforcement or defense of any of its rights or remedies under, or with respect to, this Agreement or any other Transaction Document, or in collecting or preparing to collect any amounts due from Seller or Servicer hereunder or under any other Transaction Document or in connection with any actual or prospective restructuring of the transactions contemplated by this Agreement or the other Transaction Documents (including any amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C., 88 362(a)). If acceleration of the time for payment of any amount payable by Seller or Servicer under the Transaction Documents is stayed upon the insolvency, bankruptcy or reorganization of any such Person, all such amounts otherwise subject to acceleration under the terms of the Transaction Documents shall nonetheless be payable hereunder in accordance with the terms hereof.
9.8Interest on Overdue Amounts; Calculation of Interest. All amounts due for payment by Seller to Wells pursuant to this Agreement shall accrue interest at the Overdue Payment Rate from the date immediately succeeding the due date (after giving effect to any grace periods set forth in this Agreement) until the date on which payment thereof is made in accordance with the terms of this Agreement. All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred and sixty (360) days.
9.9Electronic Execution; Execution in Counterparts. This Agreement and any notices delivered under this Agreement, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. This Agreement and any notices delivered under this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Agreement and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of this Agreement or notice.
9.10Confidentiality.
(a)Seller acknowledges that all information provided to it by Wells in connection with the Platform and the Transaction Documents, including information as to the price offered by Wells for Receivables, is proprietary and confidential. Seller agrees to maintain the confidentiality of such information and not use it for any purpose other than in connection with its decision to sell Receivables to Wells as described herein.
(b)Wells acknowledges that all material non-public information provided to it by Seller in connection with the Platform and the Transaction Documents regarding Seller, the Receivables, Seller’s and its Affiliates respective businesses, Seller’s relationships with the Account Debtors, and obtained from a review of the books and records relating to Seller (“Confidential Information”), shall be treated by Wells in a confidential manner, and shall not be disclosed by Wells to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Wells and to employees, directors and officers of Wells (the Persons in this clause (i) being referred to as “Wells Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to subsidiaries and Affiliates of Wells; provided, that any such subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Seller with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Seller pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Seller, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Seller with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Seller pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Wells or any Wells Representative, (viii) in connection with any permitted assignment, participation or pledge of Wells’ interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section or pursuant to confidentiality requirements substantially similar to those contained in this Section (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Transaction Documents provided, that prior to any disclosure to any Person (other than Seller, Wells, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Seller, Wells any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Seller with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any remedy under this Agreement or under any other Transaction Document. Anything in this Agreement to the contrary notwithstanding, Wells may disclose information concerning the terms and conditions of this Agreement and the other Transaction Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials.
9.11Patriot Act. To help fight the funding of terrorism and money laundering activities, United States federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.
9.12Entire Agreement. This Agreement (including the Transaction Documents referred to herein) constitute the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
WELLS FARGO BANK, N. A.
By: /s/ Shakeea Martin
Name: Shakeea Martin
Title: Director
Address: 301 South College Street, 5th Floor
    Charlotte, NC  28202

SELLER:
HAYWARD INDUSTRIES, INC.
By: /s/ Eifion Jones
Name: Eifion Jones
Title: Senior Vice President and Chief Financial Officer
Address: 1415 Vantage Park Drive, Suite 400
Charlotte, NC 28203

List of Omitted Exhibits
Exhibit A - List of Account Debtors
Exhibit B - Form of Account Debtor Notice
Exhibit C - Exhibit Updated
Exhibit D - Form of Purchase Request
Exhibit F - Form of Liquidity Certificate

EXHIBIT E
to
RECEIVABLES PURCHASE AGREEMENT
Conditions Precedent
On the Closing Date, Wells shall have received the following, each in form, substance and date satisfactory to Wells:
(a)the Receivables Purchase Agreement, duly authorized, executed and delivered by Seller and Wells;
(b)the Performance Undertaking, duly authorized, executed and delivered by Parent in favor of Wells;
(a)the Control Agreement with respect to the Collection Account, duly authorized, executed and delivered by Seller, the depository bank at which the Collection Account is maintained and Wells;
(b)a copy of the resolutions of the Board of Directors (or analogous corporate authority) of each of Parent and Seller approving the Transaction Documents to be delivered by it and the transactions contemplated hereby and thereby, certified by its Secretary (or analogous officer);
(c)a UCC-3 financing statement amendment, authorized by the agent under the ABL Agreement on behalf of itself and the lenders party thereto, releasing, from the UCC-1 financing statement(s) filed by such agent (or its representative) in connection with the ABL Agreement, all Purchased Receivables and Related Assets;
(d)a UCC-3 financing statement amendment, authorized by the agent under the First Lien Credit Agreement on behalf of itself and the lenders party thereto, releasing, from the UCC-1 financing statement(s) filed by such agent (or its representative) in connection with the First Lien Credit Agreement, all Purchased Receivables and Related Assets;
(e)good standing certificate for each of Seller and Parent issued as of a recent date by the Secretary of State of the State (or equivalent governmental authority) of its incorporation or formation;
(f)a certificate of the Secretary of each of Parent and Seller certifying the names and true signatures of the officers authorized on its behalf to sign the Transaction Documents to be delivered by it and make Postings, on which certificate Wells may conclusively rely until such time as Wells shall receive from it a revised certificate meeting the requirements of this subsection;
(g)the articles or certificate of incorporation or certificate of formation, as applicable, of Parent and Seller, duly certified by the Secretary of State of the State of its
EXHIBIT E-1

incorporation or formation as of a recent date, together with a copy of its by-laws and operating agreement, as applicable, duly certified by its Secretary;
(h)all releases, terminations and such other documents as Wells may request to evidence and effectuate the termination by any secured creditor of Seller and release by each such secured creditor of any interest in and to the Purchased Receivables, duly authorized, executed and delivered by it or each of them, including amendments to UCC financing statements previously filed by each such secured creditor or its predecessors, as secured party and Seller, as debtor, and the written authorization in favor of Wells (or its designee) to file such UCC financing statement amendments;
(i)copies of the proper UCC financing statements that name Seller as the seller/debtor and Wells as the buyer/secured party with respect to the Purchased Receivables or other similar instruments or documents, as reasonably requested by Wells to perfect Wells’ ownership interest in all Purchased Receivables;
(j)UCC, tax Lien and judgment search results for the jurisdiction of incorporation or organization of Seller, the jurisdiction of the chief executive office of Seller, and all jurisdictions in which assets of Seller are located, which search results shall be in form and substance satisfactory to Wells;
(k)evidence that Seller has been accepted as end-users on the Platform;
(l)evidence of establishment of the Collection Account;
(m)favorable opinion of counsel to Seller in form and substance satisfactory to Wells, including opinions with respect to due organization and good standing of each such Person, due authorization, execution and delivery of this Agreement and the other Transaction Documents entered into on or about the date hereof by such Person, validity and enforceability of this Agreement and the other Transaction Documents with respect to such Person, non-contravention of organizational documents, material agreements and law, no consents, creation of security interest and perfection of security interest (including perfection by control with respect to the Collection Account), true sale and such other matters as Wells may reasonably request;
(n)such documentation and other information requested by Wells in connection with applicable “know your customer”, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanction rules and regulations, including the USA PATRIOT Act;
(o)evidence of payment of all fees to be paid at closing and all attorneys’ fees and disbursements incurred by Wells; and
(p)such other documents, certificates and instruments reasonably requested by Wells in connection with the transactions contemplated by this Agreement.

EXHIBIT E-2